                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) March 17, 2000

                             Level 8 Systems, Inc.
                     -------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                    0-26392                  11-2920559
-------------------------  -------------------------  -------------------------
     (State or Other       (Commission File Number)       (I.R.S. Employer
      Jurisdiction                                       Identification No.)
    of Incorporation)

                              8000 Regency Parkway
                                 Cary, NC 27511
                     -------------------------------------
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code (919) 380-5000

                                      N/A
                     -------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

  Level 8 Systems, Inc. is providing its consolidated financial statements for the fiscal year 1999 to its principal shareholder, Liraz Systems LTD, an Israeli corporation, so Liraz can complete and issue its financial statements in accordance with Israeli law and exchange requirements. Level 8 is filing its consolidated financial statements with this Form 8-K in advance of Level 8's Form 10-K in order to make these financial statements available to all of its stockholders. Level 8's Form 10-K for the year ended December 31, 1999 is scheduled to be filed on or before the March 30, 2000 due date.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS

  See Financial Statements attached.

  Exhibits

   23.1 Consent of PricewaterhouseCoopers LLP to the incorporation by reference of their report on Level 8's audited financial statements into Level
        8's registration statements.

   23.2 Consent of Grant Thornton LLP to the incorporation by reference of their report on Level 8's audited financial statements into Level 8's registration statements.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          LEVEL 8 SYSTEMS, INC.


Dated March 17, 2000                                 /s/ Renee D. Fulk
                                          By: _________________________________
                                                       Renee D. Fulk
                                                  Chief Financial Officer

                         INDEX TO FINANCIAL STATEMENTS

                               ----------------

                                    Contents

Reports of Independent Accountants.........................................  F-2

FINANCIAL STATEMENTS

Consolidated Balance Sheets................................................  F-4

Consolidated Statements of Operations......................................  F-5

Consolidated Statements of Changes in Stockholders' Equity.................  F-6

Consolidated Statements of Comprehensive Income............................  F-7

Consolidated Statements of Cash Flows......................................  F-8

Notes to Consolidated Financial Statements................................. F-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

                               ----------------

To the Stockholders of Level 8 Systems, Inc.

In our opinion, the accompanying consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Level 8 Systems, Inc. (the "Company") and its subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
February 18, 2000

                        REPORT OF INDEPENDENT CERTIFIED
                              PUBLIC ACCOUNTANTS

Board of Directors
 Level 8 Systems, Inc. and Subsidiaries

We have audited the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows of Level 8 Systems, Inc. and Subsidiaries for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the results of operations. We believe that our audit of the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows provides a reasonable basis for our opinion.

In our opinion, the consolidated statements of operations, stockholders' equity, comprehensive income and cash flows referred to above present fairly, in all material respects, the consolidated results of operations of Level 8 Systems, Inc. and Subsidiaries for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

GRANT THORNTON LLP

New York, New York
February 23, 1998 (except for Note 2, as to which the date is February 27,
 1998 and Note 3, as to which the date is April 6, 1998)

                             LEVEL 8 SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                      December 31, December 31,
                                                          1999         1998
                                                      ------------ ------------
ASSETS
Cash and cash equivalents............................   $  6,509     $  6,078
Accounts receivable, less allowance for doubtful
 accounts............................................     22,199       16,992
Due from related company.............................        --           271
Notes receivable.....................................      2,000          --
Prepaid expenses and other current assets............      5,134        2,606
                                                        --------     --------
    Total current assets.............................     35,842       25,947

Property and equipment, net..........................      5,845        2,682
Intangible assets, net...............................     69,948       32,217
Software development costs, net......................     20,488        6,753
Notes receivable.....................................        --         2,000
Other assets.........................................      1,458        1,171
                                                        --------     --------
    Total assets.....................................   $133,581     $ 70,770
                                                        ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, due on demand.........................   $  4,996     $ 12,275
Current maturities of loan from related company......        519          628
Current maturities of long-term debt.................        395          799
Accounts payable.....................................      2,194        3,691
Accrued expenses:
  Salaries, wages, and related items.................      3,379        1,339
  Restructuring......................................        630          973
  Merger-related.....................................      4,075        4,803
  Other..............................................      9,129       10,056
Due to related party.................................         41           82
Deferred revenue.....................................      9,020       10,855
                                                        --------     --------
    Total current liabilities........................     34,378       45,501

Long-term debt, net of current maturities............     22,202        1,541
Loan from related company, net of current
 maturities..........................................      4,000       12,519
Deferred revenue.....................................        780        2,317

Commitments and contingencies (Note 18)

Stockholders' equity
  Preferred stock, $0.001 par value, 1,000,000
   authorized; 18,945 and 0 issued and outstanding at
   December 31, 1999 and 1998, respectively; $1,000
   per share liquidation preference (aggregate
   liquidation value of $18,945).....................        --           --
  Common stock, $0.001 par value, 21,000,000
   authorized; 12,328,610 and 8,708,231 issued and
   outstanding at December 31, 1999 and 1998,
   respectively......................................         12           87
  Additional paid-in-capital.........................    113,507       34,045
  Accumulated other comprehensive income.............       (159)         --
  Accumulated deficit................................    (41,139)     (25,240)
                                                        --------     --------
    Total stockholders' equity.......................     72,221        8,892
                                                        --------     --------
    Total liabilities and stockholders' equity.......   $133,581     $ 70,770
                                                        ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                      For the Years Ended
                                                         December 31,
                                                     1999      1998     1997
                                                   --------  --------  -------
Revenue:
 Software......................................... $ 16,030  $  1,552  $ 4,354
 Maintenance......................................   14,981     1,091       30
 Services.........................................   21,909     8,042   10,296
                                                   --------  --------  -------
   Total operating revenue........................   52,920    10,685   14,680

Cost of revenue:
 Software.........................................    4,245     2,060    2,554
 Maintenance......................................    5,391       481       16
 Services.........................................   19,270     5,776    5,019
                                                   --------  --------  -------
   Total cost of revenue..........................   28,906     8,317    7,589

Gross profit......................................   24,014     2,368    7,091

Operating expenses:
 Sales and marketing..............................   12,009     2,384    1,521
 Research and development.........................    6,796     2,777    1,057
 General and administrative.......................    6,822     6,443    2,952
 In-process research and development..............    2,944     5,892      --
 Amortization of intangible assets................    6,959     1,933      422
 Write-off of intangible assets...................      --      4,601      --
 Restructuring, net...............................      383     1,540      --
                                                   --------  --------  -------
   Total operating expenses.......................   35,913    25,570    5,952
                                                   --------  --------  -------
   Income (loss) from operations..................  (11,899)  (23,202)   1,139

Other income (expense)
 Interest income..................................      579       283      410
 Gain on sale of ASU..............................      --        --        60
 Interest expense.................................   (2,742)     (364)     (20)
 Net foreign currency loss........................     (695)      --       --
                                                   --------  --------  -------
Income (loss) before provision for income taxes...  (14,757)  (23,283)   1,589
Income tax provision..............................      720       405      553
                                                   --------  --------  -------
Income (loss) from continuing operations..........  (15,477)  (23,688)   1,036

Discontinued operations:
 Income (loss) from discontinued operation, net of
  tax.............................................      --       (135)      53
 Income (loss) on disposal, net of tax............      --     (1,233)     --
                                                   --------  --------  -------
   Income (loss) from discontinued operations.....      --     (1,368)      53

Net income (loss)................................. $(15,477) $(25,056) $ 1,089
                                                   ========  ========  =======

Income (loss) per common share:
 Income (loss) from continuing operations--basic.. $  (1.78) $  (3.14) $  0.15
 Income (loss) from discontinued operations--
  basic...........................................      --      (0.18)    0.01
                                                   --------  --------  -------
Net income (loss) per share--basic................ $  (1.78) $  (3.32) $  0.16
                                                   ========  ========  =======

Income (loss) per common share:
 Income (loss) from continuing operations--
  diluted......................................... $  (1.78) $  (3.14) $  0.13
 Income (loss) from discontinued operations--
  diluted.........................................      --      (0.18)    0.01
                                                   --------  --------  -------
Net income/(loss) per share--diluted.............. $  (1.78) $  (3.32) $  0.14
                                                   ========  ========  =======
Weighted average common shares outstanding--
 basic............................................    8,918     7,552    6,992
                                                   ========  ========  =======
Weighted average common shares outstanding--
 diluted..........................................    8,918     7,552    7,561
                                                   ========  ========  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    (in thousands, except per share amounts)

                                                                                          Accumulated
                                          Preferred   Additional              Retained       Other
                          Common Stock      Stock      Paid-in     Unearned   Earnings   Comprehensive
                          Shares Amount Shares Amount  Capital   Compensation (Deficit)     Income      Total
                          ------ ------ ------ ------ ---------- ------------ ---------  ------------- --------
Balance at 12/31/96.....   6,955  $ 69   --      --    $ 19,506      $ (3)    $ (1,273)     $   --     $ 18,299
Exercises of stock
 options and warrants...      90     1                      507                                             508
Additional public
 offering costs.........                                   (137)                                           (137)
Unearned compensation
 related to issuance of
 non-employee stock
 options................                                    263      (263)                                  --
Tax benefit from stock
 plans..................                                    464                                             464
Adjustment of unearned
 compensation...........                                              148                                   148
Net income..............                                                         1,089                    1,089
                          ------  ----   ---    ----   --------      ----     --------      ------     --------
Balance at 12/31/97.....   7,045    70   --      --      20,603      (118)        (184)        --        20,371

Shares issued for
 Momentum...............     595     6                    6,480                                           6,486
Shares Issued for Seer..   1,000    10                    6,088                                           6,098
Warrants issued for
 Momentum                                                   654                                             654
Warrants issued for
 Seer...................                                    280                                             280
Exercises of stock
 options................      68     1                       58                                              59
Adjustment of unearned
 compensation...........                                   (118)      118                                   --
Net income (loss).......                                                       (25,056)                 (25,056)
                          ------  ----   ---    ----   --------      ----     --------      ------     --------
Balance at 12/31/98.....   8,708    87   --      --      34,045       --       (25,240)        --         8,892

Reclass par value to
 $0.001.................           (79)                                                                     (79)
Shares issued for
 Template acquisition...   1,531     2                   41,586                                          41,588
Shares issued for
 Private Placement......                  21     --      19,149                                          19,149
Shares issued for loan
 guarantee..............      60   --                     1,207                                           1,207
Conversion of preferred
 shares.................     206   --     (2)    --         --                                              --
Warrants issued for
 Private Placement......                                    --                                              --
Conversion of warrants..   1,263     1                   12,637                                          12,638
Exercises of stock
 options................     561     1                    4,883                                           4,884
Preferred stock
 dividend...............                                                          (422)                    (422)
Cumulative translation
 adjustment.............                                                                      (159)        (159)
Net income (loss).......                                                       (15,477)                 (15,477)
                          ------  ----   ---    ----   --------      ----     --------      ------     --------
Balance at 12/31/99.....  12,329  $ 12    19    $--    $113,507      $--      $(41,139)     $ (159)    $ 72,221
                          ======  ====   ===    ====   ========      ====     ========      ======     ========

    The accompanying notes are an integral part of the financial statements.

                             LEVEL 8 SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (in thousands)

                                                        1999      1998     1997
                                                      --------  --------  ------
Net income (loss).................................... $(15,477) $(25,056) $1,089
Other comprehensive income, net of tax...............      --        --      --
 Foreign currency translation adjustment.............     (159)      --      --
                                                      --------  --------  ------
Comprehensive income (loss).......................... $(15,636) $(25,056) $1,089
                                                      ========  ========  ======



    The accompanying notes are an integral part of the financial statements.

                             LEVEL 8 SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (in thousands, except share data)

                                            For the Years Ended December 31,
                                               1999         1998        1997
                                            -----------  -----------  ----------
Cash flows from operating activities:
 Net income/(loss)......................... $   (15,477) $   (25,056) $   1,089
 Adjustments to reconcile net income/(loss)
  to net cash provided by (used in)
  operating activities:
 Depreciation and amortization.............      11,633        3,175        788
 Deferred income taxes.....................           2         (129)       281
 Income (loss) from discontinued
  operations...............................         --           135        (53)
 (Gain) loss on sale of business...........         --         1,233        (60)
 Loss on disposal of property..............         --           407        --
 Purchased in-process research and
  development..............................       2,944        5,892        --
 Write-down of goodwill and other
  intangible assets........................         --         4,601        --
 Write-down of capitalized software
  costs....................................         --           723        --
 Provision for doubtful accounts...........         757          838        332
 Other.....................................         170          --         120
 Changes in assets and liabilities, net of
  assets acquired and liabilities assumed:
  Trade accounts receivable................           1        3,255     (4,376)
  Due from Liraz...........................         271          --         --
  Net assets of discontinued operations....         --           --         507
  Prepaid expenses and other assets........        (557)        (755)      (156)
  Accounts payable and accrued expenses....      (4,275)      (3,326)       969
  Merger-related and restructuring.........      (4,545)       5,776        --
  Deferred revenue.........................      (3,811)       4,888         42
                                            -----------  -----------  ---------
   Net cash provided by (used in) operating
    activities.............................     (12,887)       1,657       (517)
Cash flows from investing activities:
 Purchases of property and equipment.......        (353)        (941)      (516)
 Proceeds from sale of subsidiaries........         --           464         65
 Change in net assets of discontinued
  operations...............................         --           --        (888)
 Purchase of marketable securities.........         --           --      (1,998)
 Redemption of marketable securities.......         --           --       8,523
 Payment for acquisitions..................     (25,340)        (484)       --
 Cash received from acquisitions...........         160          916        --
 Capitalization of software development
  costs....................................      (1,427)      (1,177)    (1,156)
                                            -----------  -----------  ---------
   Net cash provided by (used in) investing
    activities.............................     (26,960)      (1,222)     4,030
Cash flows from financing activities:
 Issuance of common shares.................      17,272           59        507
 Issuance of preferred shares, net of
  issuance costs...........................      19,215          --         --
 Dividends on preferred shares.............        (250)         --         --
 Cost of issuance of common shares.........         --           --        (137)
 Change in net assets of discontinued
  operations...............................         --           --          (7)
 Borrowings from related party.............         --        12,000        --
 Payments on loans to related company......      (8,628)        (683)      (123)
 Payments under capital lease obligations..         (47)         (45)       --
 Net borrowings on line of credit..........       6,717          --         --
 Borrowing on term loan....................      10,000
 Payments on line of credit................      (4,000)     (12,000)       --
 Payments on other long-term debt..........         --          (750)        (9)
                                            -----------  -----------  ---------
   Net cash provided by (used in) financing
    activities.............................      40,279       (1,419)       231
Effect of exchange rate changes on cash....          (1)         --         --
Net increase (decrease) in cash and cash
 equivalents...............................         431         (984)     3,744
Cash and cash equivalents:
 Beginning of period.......................       6,078        7,062      3,318
                                            -----------  -----------  ---------
 End of period............................. $     6,509  $     6,078  $   7,062
                                            ===========  ===========  =========
Supplemental disclosures of cash flow
 information:
 Cash paid during the period for:
 Income taxes.............................. $       949  $       --   $      11
 Interest.................................. $     1,604  $       293  $      20

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

                       (in thousands, except share data)

Noncash Investing and Financing Activities

  During 1999, the Company acquired all of the common stock of Template Software, Inc. ("Template") for approximately $63,972. In connection with the acquisition, the Company purchased 5,394,959 shares of Template common stock for $21,579 in cash and 1,531,089 shares of Level 8 common stock. Additionally, Level 8 also issued stock options exercisable for 1,124,023 shares of the Company's common stock in exchange for all of the outstanding Template stock options. See Note 2.

  A reconciliation of the cost of the acquisition to the net cash paid for the acquisition is as follows:

   Fair value of :
      Assets received............................................... $  73,160
      Liabilities assumed...........................................    (7,712)
      Additional direct costs.......................................    (1,129)
      Stock and stock options issued................................   (41,526)
                                                                     ---------
      Cash paid.....................................................   (22,793)
      Cash acquired.................................................       160
                                                                     ---------
      Net cash paid for acquisition................................. $ (22,633)
                                                                     =========

  During 1999, the Company obtained a guarantee from a related party in order to secure a $10 million term loan to partially finance the Template acquisition. The guarantee was received in exchange for 60,000 shares of the Company's common stock and was valued at $1,208. See Note 8.

  During 1998, the Company acquired all of the common stock of Momentum Software Corporation ("Momentum") for approximately $10,717. In connection with the acquisition, the Company issued 594,866 shares of common stock, warrants to purchase an additional 200,000 shares of common stock, and a $3,000 note. See Note 2.

  A reconciliation of the cost of the acquisition to the net cash received from the acquisition is as follows:

   Fair value of:
      Assets received................................................. $ 11,703
      Liabilities assumed.............................................     (986)
      Additional direct costs.........................................     (503)
      Stock issued....................................................   (6,485)
      Warrants issued.................................................     (654)
      Note payable issued.............................................   (3,000)
                                                                       --------
      Cash paid.......................................................       75
      Cash acquired...................................................      437
                                                                       --------
      Net cash received from acquisition.............................. $    362
                                                                       ========

  During 1998, the Company acquired 69% of the voting stock of Seer for approximately $7,754. In connection with the acquisition, the Company issued 1,000,000 shares of common stock and warrants to purchase an additional 250,000 shares of common stock. See Note 2.

                             LEVEL 8 SYSTEMS, INC.

                       (in thousands, except share data)

  A reconciliation of the cost of the acquisition to the net cash received from the acquisition is as follows:

   Fair value of:
      Assets received................................................. $ 55,081
      Liabilities assumed.............................................  (47,327)
      Additional direct costs.........................................     (966)
      Stock issued....................................................   (6,099)
      Warrants issued.................................................     (280)
                                                                       --------
      Cash paid.......................................................      409
      Cash acquired...................................................      479
                                                                       --------
      Net cash received from acquisition.............................. $     70
                                                                       ========

  On April 15, 1999, the Company acquired the remaining minority interest in Seer, for $0.35 in cash per share of the outstanding common stock of Seer. The total cost of completing the Seer acquisition was $1,697, which was equal to the cash paid. During 1999, the Company paid $850 in direct acquisition costs related to the acquisition of the initial 69% of Seer.

  During 1998, the Company renegotiated a royalty arrangement with its majority stockholder. The arrangement was financed through a $1,500 note. See
Note 15.

  During 1998, the Company sold its subsidiary ProfitKey International, Inc. in exchange for $464 in cash at closing and a $2,000 note receivable. See Note 3.

  During 1997, the Company acquired certain computer equipment through the issuance of capital leases totaling $60.

  During 1997, the Company recognized deferred unearned compensation expense related to the issuance of nonemployee stock options totaling $25.

  During 1997, the Company sold its ASU consulting division for $65, resulting in a gain of $60. See Note 3.

   The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (dollars in thousands, except share and per share data)

NOTE 1. SUMMARY OF OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS

  Level 8 Systems, Inc. ("Level 8" or the "Company") is a global provider of rapid business integration solutions for eBusiness and eCommerce. Business integration solutions address the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

  Liraz Systems, Ltd. ("Liraz") and its wholly-owned subsidiaries own approximately 38% of Level 8's outstanding common stock at December 31, 1999 and hold preferred stock convertible into an additional one million shares of common stock.

Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. See Notes 2 and 3 regarding the acquisitions and sales of subsidiaries. All of the Company's subsidiaries are wholly-owned for the periods presented, except for Seer Technologies, Inc. ("Seer"). The Company acquired a 69% interest in Seer on December 31, 1998 and the remaining 31% interest on April 30, 1999. Prior to the completion of the Seer acquisition, the Company assumed Seer's net liabilities. The stockholders of the remaining 31% of the outstanding voting stock were deemed to have shared in the losses of Seer only for their proportionate share of Seer's net assets until April 30, 1999. Accordingly, there is no minority interest for the Seer subsidiary reflected in the consolidated balance sheet at December 31, 1998.

  All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Foreign Currency Translation

  The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded in other comprehensive income as a component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period.

  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, are included in the results of operations as incurred.

Revenue Recognition

  Statement of Position 98-9, "Modification of SOP 97-2, "Software Revenue Recognition,' with Respect to Certain Transactions" ("SOP 98-9") was effective for the Company's fiscal year beginning January 1, 1999. SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting,

                             LEVEL 8 SYSTEMS, INC.

(2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. Prior to January 1, 1998, the Company recognized revenue in accordance with SOP 91-1 "Software Revenue Recognition."

  Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue.

  Revenue from consulting and training services is recognized as services are performed. Any unearned receipts from service contracts result in deferred revenue.

Cost of Revenue

  The primary components of the Company's cost of revenue for its software products are software amortization on internally developed and acquired technology, royalties on certain products, and packaging and distribution costs. The primary component of the Company's cost of revenue for maintenance and services is compensation expense.

Cash and Cash Equivalents

  Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less from the date of purchase. For these instruments, the carrying amount is considered to be a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions in both the United States and several foreign countries. At times, such cash and cash equivalents may be in excess of FDIC insurance limits.

Property and Equipment

  Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

   Leasehold improvements........................ The lesser of the lease term or estimated useful life
   Furniture and fixtures........................ 3 to 5 years
   Office equipment.............................. 3 to 5 years
   Computer equipment............................ 3 to 5 years

  Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

Software Development Costs

  The Company capitalizes certain software costs after technological feasibility of the product has been established. Additionally, the Company has recorded software development costs for its purchases of developed technology through its acquisitions of Momentum, Seer, and Template. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

                             LEVEL 8 SYSTEMS, INC.

  Capitalized software costs are amortized over related sales on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Each quarter, the Company evaluates the value of its capitalized software costs based on the estimated discounted future cash flows. See Note 6.

Excess of Cost Over Net Assets of Business Acquired

  Excess of Cost over Net Assets of Business Acquired consists of both identifiable and unidentifiable assets (goodwill) and is amortized on a straight-line basis over periods from three to seven years. The Company periodically assesses the recoverability of intangible assets by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the related operations. See Note 7.

Comprehensive Loss

  Components of comprehensive loss are included in the consolidated statement of stockholders' equity and consist of foreign currency translation adjustments.

Advertising Expenses

  The Company expenses advertising costs as incurred. Sales brochures and materials are carried as prepaid expenses until they are consumed or determined to be obsolete. Advertising expenses were approximately $108, $770, and $358, for the years ended December 31, 1999, 1998 and 1997, respectively.

Research and Product Development

  Research and product development costs are expensed as incurred.

Acquired In-process Research and Development

  The fair value of acquired in-process research and development ("IPR&D") projects acquired in business combinations is expensed immediately. The amount of purchase price allocated to IPR&D is determined based on appraisals, using appropriate valuation techniques, including percentage-of-completion which utilizes the key milestones to estimate the stage of development of each project at the date of acquisition, estimating cash flows resulting from the expected revenue generated from such projects, and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. At the respective dates of acquisition, the IPR&D projects had not yet reached technological feasibility and did not have alternative future uses. As discussed in Note 2, material risks existed with each IPR&D project, however, management expects that such projects will be completed.

Income Taxes

  The Company uses Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" to account for income taxes. This statement requires an asset and liability approach that

                             LEVEL 8 SYSTEMS, INC.

recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are generally considered. A valuation allowance is recorded when it is "more probable than not" that recorded deferred tax assets will not be realized.

Earnings (loss) Per Share

  Basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. During 1999 potentially dilutive securities included stock options, warrants to purchase common stock, and preferred stock. Potentially dilutive securities outstanding during 1998 and 1997 include stock options and warrants to purchase common stock of the Company.

Stock-Based Compensation

  The Company has adopted the disclosure provisions of SFAS 123 and has applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized in the Consolidated Statement of Operations for its stock option plans. See Note 10.

Derivative Financial Instruments

  During 1999, the Company began using foreign currency forward exchange contracts ("forward contracts") to manage exposure related to accounts receivable denominated in foreign currencies. The Company does not enter into derivative financial instruments for trading purposes. All outstanding forward contracts at the end of the period are marked-to-market, with unrealized gains and losses included in net income as a component of other income (expense), net. The costs of the forward contracts are recorded as expense over the lives of the contracts. Cash flows related to forward exchange contracts are classified in the Consolidated Statement of Cash Flows in the same categories as the hedged assets or liabilities.

Government Contracts

  As a result of the acquisition of Template Software, Inc. ("Template"), the company provides certain technical services to federal government agencies under certain contracts, some of which are classified. The nature of this work is technical design and software development, which was historically performed by Template since 1977.

  Government contracts, by their terms, generally can be terminated at any time by the government, without cause, for the convenience of the government. If a government contract is so terminated, the Company would be entitled to receive compensation for the services provided or costs incurred at the time of termination and a negotiated amount of the profit on the contract to the date of termination. In addition, all government contracts require compliance with various contract provisions and procurement regulations. The adoption of new or modified procurement regulations could adversely affect the Company or increase its costs of competing for or performing government contracts. Any violation (intentional or otherwise) of these regulations could result in the termination of such government contracts, imposition of fines, and or debarment from award of additional government contracts.

                             LEVEL 8 SYSTEMS, INC.

Reclassifications

  Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 1999 presentation. Such reclassifications had no effect on previously reported net income or stockholders' equity.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The Company, to date, has engaged in limited derivative and hedging activities, and accordingly, does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS 137, "Deferral of the Effective Date of the FASB Statement No. 133," on January 1, 2001.

  In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front non-refundable fees and services charges received in connection with a contractual arrangement. The Company has applied the provisions of SAB 101 for the year ended December 31, 1999. The adoption of SAB 101 did not have a material impact on the Company's financial condition or results of operations.

NOTE 2. ACQUISITIONS AND PRO FORMA FINANCIAL STATEMENTS

Acquisition of Template

  On December 27, 1999, the Company acquired Template Software, Inc. ("Template"). Under the terms of the agreement, Level 8 purchased 5,394,959 shares of Template common stock for $21,579 in cash and 1,531,089 shares of Level 8 common stock. Additionally, Level 8 also issued stock options exercisable for 1,124,023 shares of the Company's common stock to assume all of the outstanding Template stock options. The total purchase price of the acquisition was $63,972 and has been accounted for by the purchase method of accounting. The operations of Template are included in the Company's consolidated results of operations from the date of acquisition.

  The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, and assembled workforce of Template. The purchase price exceeded the amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $44,371. This excess of the purchase price over the fair values of assets acquired less liabilities assumed was allocated to goodwill.

  Prior to completing the acquisition, the Company had determined not to continue with certain non-strategic operations of Template in Germany and Austria. These operations were primarily reselling third party software and providing related consulting services. At the time of merger, the Company had entered into an agreement in principle to sell the assets of these operations, which consist principally of its consulting workforce and certain lease agreements. Accordingly, the Company has recorded the estimated fair value of these operations at the acquisition date based on its estimate of the net future cash flows from the transactions and associated operations through the wind up period. The fair value of the German and Austrian operating liability was estimated at $25.

                             LEVEL 8 SYSTEMS, INC.

  The purchase price of the acquisition was allocated as follows:

   Cash................................................................ $   160
   Accounts receivable.................................................   6,123
   Prepaid expenses and other current assets...........................     597
   Property and equipment..............................................   4,183
   Capitalized software and developed technology.......................  12,200
   In-process research and development.................................   2,200
   Goodwill and other intangibles......................................  47,291
   Other assets........................................................     431
   Assets held for resale..............................................     (25)
   Accounts payable....................................................    (668)
   Accrued expenses and other liabilities..............................  (6,445)
   Deferred revenue....................................................    (439)
   Deferred tax liability..............................................  (1,476)
   Long-term debt......................................................    (160)
                                                                        -------
   Cost of net assets acquired......................................... $63,972
                                                                        =======

  Approximately $2,200 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects in areas for which technological feasibility had not been established. The efforts considered included projects related to Template's Enterprise Integration Template("EIT") product ($1,298), and projects related to new versions of Template's Business Process Template ("BPT") product ($902). The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

Acquisition of Seer Technologies, Inc.

  On December 31, 1998, the Company, as the first step in its acquisition of the entire equity interest in Seer, acquired beneficial ownership of approximately 69% of the outstanding voting stock of Seer, which was held by Welsh, Carson, Anderson and Stowe VI L.P. ("WCAS") and certain other parties affiliated or associated with WCAS ("WCAS Parties") in exchange for 1,000,000 shares of the Company common stock and warrants to purchase an additional 250,000 shares of the Company common stock at an exercise price of $12.00 per share ("Step 1"). On April 15, 1999, the Company acquired the remaining minority interest in Seer, for $0.35 in cash per share of the outstanding common stock of Seer ("Step 2"). As a result of Step 2 of the acquisition, Seer became a wholly-owned subsidiary of the Company. The total cost of the acquisition was $7,754 for Step 1 and $1,697 for Step 2 and has been accounted for by the purchase method of accounting. The net book value of Seer's liabilities exceeded its assets on the acquisition dates, no minority interest in Seer was recorded. Step 1 of the acquisition occurred on December 31, 1998, there are no operations of Seer included in the Company's consolidated results of operations for 1998.

  The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on

                             LEVEL 8 SYSTEMS, INC.

valuations prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, installed customer base, assembled workforce, and trademarks of Seer at the completion of Step 1. The purchase price exceeded the amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $18,684 in Step 1. For Step 2, the fair value assigned to intangible assets acquired was based on a valuation of the purchased in-process research and development, developed technology, installed customer base, and assembled workforce of Seer. The Step 2 purchase price was less than the amounts allocated to the tangible and intangible assets acquired by approximately $1,307. This difference between the purchase price and the fair values of assets acquired less liabilities assumed was allocated to goodwill.

  The cost of the acquisition was allocated as follows:

                              Step 1   Step 2    Total
                             --------  -------  --------
   Cash....................  $    479  $   --   $    479
   Accounts receivable.....    14,505      --     14,505
   Prepaid expenses and
    other current assets...     1,418      --      1,418
   Property and equipment..     1,614      --      1,614
   Capitalized software and
    developed technology...     3,659    3,410     7,069
   In-process research and
    development............     4,692      744     5,436
   Goodwill and other
    intangibles............    28,344   (1,307)   27,037
   Other assets............       370      --        370
   Accounts payable........    (1,949)     --     (1,949)
   Accrued expenses and
    other liabilities......   (13,228)  (1,150)  (14,378)
   Deferred revenue........    (7,875)     --     (7,875)
   Notes payable, due on
    demand.................   (12,275)     --    (12,275)
   Long-term debt..........   (12,000)     --    (12,000)
                             --------  -------  --------
   Cost of net assets
    acquired...............  $  7,754  $ 1,697  $  9,451
                             ========  =======  ========

  Approximately $4,692 for Step 1 and $744 for Step 2, of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects in areas for which technological feasibility had not been established. For Step 1, this included Java based projects ($3,105) and application warehousing projects ($1,587). For Step 2, the amount was related to Java based projects only, as there was no change in the status of the application warehouse projects. The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

  In connection with the Company's purchase of Seer's capital stock from the WCAS Parties, WCAS contributed approximately $17 million to Seer and the Company provided a $12 million subordinated loan to Seer to pay down Seer's bank debt. The funds used by the Company to make the subordinated loan to Seer were obtained from Liraz Systems Ltd. ("Liraz"), a principal stockholder of the Company. See Note 8.

  Under the agreement between Company and the WCAS Parties, the WCAS Parties agreed that, prior to January 1, 2001, at any meeting of stockholders of the Company, WCAS Parties shall grant a proxy to one or

                             LEVEL 8 SYSTEMS, INC.

more individuals named by the Company to vote all of the WCAS Parties' shares of common stock acquired by the WCAS Parties in connection with the transaction. Also, subject to limited exceptions, prior to January 1, 2001, the WCAS Parties may not sell, exchange or otherwise assign any of its shares of the Company without the prior written consent of the Company.

Acquisition of Momentum

  On March 26, 1998, the Company acquired Momentum Software Corporation ("Momentum"). Under the agreement, Level 8 issued 594,866 shares of common stock and warrants to purchase 200,000 common shares at an exercise price of $13.108 per share. During the fourth quarter of 1998, the Company issued a $3,000 note as additional consideration as provided in the purchase agreement. The total cost of the acquisition was approximately $10,717. The acquisition was recorded utilizing purchase accounting. As a result of the acquisition of Momentum, the Company incurred a one-time charge to earnings of approximately $1,200 related to the estimated value of the purchase of in-process research and development costs. The remaining amount was allocated to other intangibles, goodwill and software development costs. The results of operations of Momentum are included in the financial statements since the date of acquisition.

  The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, and assembled workforce of Momentum. The purchase price exceeded the amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $8,615. This excess of the purchase price over the fair values of assets acquired less liabilities assumed was allocated to goodwill.

  The cost of the acquisition was allocated as follows:

   Cash................................................................ $   437
   Accounts receivable.................................................     125
   Prepaid expenses and other current assets...........................      52
   Property and equipment..............................................     174
   In-process research and development.................................   1,200
   Developed technology................................................   1,100
   Goodwill............................................................   8,615
   Accounts payable....................................................    (507)
   Deferred revenue....................................................    (367)
   Long-term debt......................................................    (112)
                                                                        -------
   Cost of net assets acquired......................................... $10,717
                                                                        =======

  Approximately $1,200 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects, all of which related to either add-ons or enhancements of Momentum's existing XIPC product, in areas for which technological feasibility had not been established. The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into

                             LEVEL 8 SYSTEMS, INC.

account the uncertainty surrounding successful development of the purchased in-process research and development.

  The following unaudited pro forma results of continuing operations assume the acquisitions of Template, Seer, and Momentum, as described above, occurred as of January 1, 1998 after giving effect to certain adjustments, including amortization of the excess of cost over underlying net assets.

                                                              1999      1998
                                                            --------  --------
   Net sales..............................................  $ 74,977  $ 96,115
   Net loss from continuing operations before income taxes
    and extraordinary items...............................   (36,458)  (64,826)
   Net loss...............................................   (35,831)  (87,367)
   Loss per share--basic and diluted......................  $  (3.45) $  (8.61)
   Weighted average shares outstanding--basic and
    diluted...............................................    10,509    10,143

  The pro forma financial information does not purport to be indicative of the results of operations which would have actually resulted had the transactions taken place at the beginning of the periods presented or of future results of operations.

NOTE 3. DISCONTINUED OPERATIONS AND OTHER DISPOSITIONS

Sale of Profitkey

  From October 3, 1994 through the first quarter of 1998, the Company's operations included the operations of ProfitKey International, Inc. ("ProfitKey"). ProfitKey offered turnkey manufacturing resource planning and scheduling software packages, and related installation, training and support services for use by manufacturing businesses.

  On April 6, 1998, the Company sold substantially all assets and operations of ProfitKey for $464 at closing and a note receivable from the purchaser of $2,000. The note is due on April 6, 2000 and bears interest at 9%. According to the terms of the ProfitKey sale agreement, the purchase price is subject to adjustment to reflect any variance in working capital from a specified amount. The purchaser has notified the Company that it believes there are adjustments totaling $1,466, which would require a reduction in the purchase price. The Company has attempted to negotiate a settlement with the purchaser and has, pursuant to the terms of the settlement agreement, entered into arbitration proceedings to resolve this matter and is currently awaiting the report of the arbitrator. The Company has made provision for its estimate of the purchase price adjustment and the costs to resolve this matter as part of discontinued operations. Management believes at this time that any additional provisions required to ultimately resolve this matter will not have a material effect on the financial position, cash flows, or results of operations of the Company. The Company recorded a net loss from the sale of ProfitKey of $1,233.

  The disposition of ProfitKey was accounted for as a discontinued operation and, accordingly, prior periods have been restated. Results of the discontinued operations of ProfitKey consisted of the following for the years ended December 31:

                                                                  1998    1997
                                                                 ------  ------
   Net sales.................................................... $1,156  $5,545
   Income (loss) from operations before tax.....................   (225)    191
   Income tax expense (benefit).................................    (90)    138
   Income (loss) from discontinued operations................... $ (135) $   53

                             LEVEL 8 SYSTEMS, INC.

  For 1998, discontinued operations of ProfitKey includes ProfitKey's results of operations through the date of sale.

Sale of ASU

  Effective December 31, 1997, the Company sold the business and related assets of the ASU Consulting division for $65, resulting in a gain of $60 for the year ended December 31, 1997. The sale of the ASU Consulting division was not accounted for as a discontinued operation.

NOTE 4. ACCOUNTS RECEIVABLE

  Trade accounts receivable consists of the following at December 31:

                                                                1999     1998
                                                               -------  -------
   Current trade accounts receivable.......................... $23,349  $20,244
   Less: Allowance for doubtful accounts......................  (1,150)  (3,252)
                                                               -------  -------
                                                               $22,199  $16,992
                                                               =======  =======

  Approximately $4,230 and $4,165 of current trade receivables were unbilled at December 31, 1999 and 1998, respectively. There were no receivables with payment terms in excess of one year recorded during the fiscal year ended December 31, 1999.

  During 1998 and 1999, the Company acquired certain trade receivables, net of allowances for doubtful accounts, in conjunction with its acquisition of Momentum, Seer, and Template. See Note 2.

  The provision for uncollectible amounts was $757, $838 and $332 for the years ended December 31, 1999, 1998, and 1997, respectively. Write-offs of accounts receivable were $3,044, $736, and $95 for the years ended December 31, 1999, 1998, and 1997, respectively.

NOTE 5. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31:

                                                                 1999     1998
                                                                -------  ------
   Computer equipment.......................................... $ 4,038  $1,922
   Furniture and fixtures......................................   1,369     286
   Office equipment............................................   1,221     312
   Leasehold improvements......................................   1,808     544
   Land and buildings..........................................   1,979     --
                                                                -------  ------
       Subtotal................................................  10,415   3,064
   Less accumulated depreciation and amortization..............  (4,570)   (382)
                                                                -------  ------
       Total................................................... $ 5,845  $2,682
                                                                =======  ======


  Depreciation and amortization expense was $1,373, $426, and $228 for the fiscal years ended December 31, 1999, 1998, and 1997, respectively.

                             LEVEL 8 SYSTEMS, INC.

  During the fourth quarter of fiscal year 1998, property and equipment was written down for obsolescence and retirement of assets based in part on the Company's restructured operations. The write-down totaled $595, of which $188 is included in the restructuring charges in the Consolidated Statement of Operations, see Note 16.

  The Company now owns a building in Windsor, England from the acquisition of Template Software, Inc.

NOTE 6. CAPITALIZED SOFTWARE COSTS

  For the fiscal years ended December 31, 1999, 1998 and 1997, the Company capitalized $1,427, $1,177, and $1,156, respectively, of internal costs related to developing software for sale. During fiscal year 1999, the Company acquired $3,410 and $12,200 in capitalized software costs through its acquisitions of Seer and Template, respectively. During fiscal year 1998, the Company acquired $1,100 and $3,659 in capitalized software costs through its acquisitions of Momentum and Seer, respectively.

  During the fiscal years ended December 31, 1999, 1998 and 1997, the Company recognized $3,301, $816, and $137, respectively, of expense related to the amortization of these costs, which is recorded as cost of software in the Consolidated Statements of Operations. During the first and fourth quarters of fiscal year 1998, capitalized software cost was written down to its fair value based upon an evaluation of its net realizable value. The write downs totaled $535, of which $241 is included in the restructuring charges in the Consolidated Statement of Operations. Accumulated amortization of capitalized software costs is $3,907 and $606 at December 31, 1999 and 1998, respectively.

NOTE 7. IDENTIFIABLE AND UNIDENTIFIABLE INTANGIBLE ASSETS

  Identifiable and unidentifiable intangible assets primarily include goodwill, existing customer base, assembled workforce and trademarks recorded in connection with the acquisitions of Template Software on December 27, 1999 and Seer Technologies on December 31, 1998 and April 30, 1999. Goodwill and intangible assets from these acquisitions are being amortized using the straight-line method over periods ranging from three to seven years. Also included are goodwill amounts acquired in the purchase of Momentum Software on March 26, 1998 and Level 8 Technologies on April 1, 1995. These assets are being amortized over three years and seven years, respectively. At December 31, 1999 and 1998, identifiable and unidentifiable intangible assets consist of the following:

                                                                1999     1998
                                                              --------  -------
   Goodwill, Level 8 Technologies............................ $  2,954  $ 2,954
   Goodwill, Momentum........................................    4,014    4,014
   Goodwill, Seer Technologies...............................   12,545   18,684
   Goodwill, Template Software...............................   44,371      --
   Assembled workforce, Seer Technologies....................    5,673    4,278
   Assembled workforce, Template Software....................    2,920      --
   Customer base, Seer Technologies..........................    6,900    4,761
   Trademark, Seer Technologies..............................      623      623
                                                              --------  -------
       Subtotal..............................................   80,000   35,314
   Less accumulated amortization.............................  (10,052)  (3,097)
                                                              --------  -------
   Total..................................................... $ 69,948  $32,217
                                                              ========  =======

  Amortization expense was $6,959, $1,933, and $422 for the fiscal years ended December 31, 1999, 1998, and 1997, respectively.

                             LEVEL 8 SYSTEMS, INC.

  In the fourth quarter of 1999, the Company revised its estimates of certain Seer merger costs and assumed liabilities, which resulted in an approximately $1,300 reduction in goodwill.

  The Company assesses whether its identifiable and unidentifiable intangible assets are impaired as required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset determined based upon anticipated cash flows discounted at a rate commensurate with the risk involved. As a consequence of the Company's transition to an enterprise application integration solutions provider during 1998, the Company abandoned certain planned development efforts for products acquired in the Momentum transaction and reassessed the remaining undiscounted projected cash flows related to the identifiable and unidentifiable intangible assets acquired from Momentum. It was concluded that, with the principal exception of the Momentum technology utilized in the Level 8's Geneva Message Queuing product set and the Geneva XIPC products, the goodwill and intangible assets acquired in the Momentum transaction should be written off. Accordingly, during the fourth quarter of 1998, the Company adjusted the carrying value of its identifiable and unidentifiable assets to their fair value of $32,217, resulting in a non-cash impairment loss of $4,601.

NOTE 8. LONG-TERM DEBT AND CREDIT FACILITIES

  Notes payable, long-term debt, and notes payable to a related party consist of the following at December 31:

                                                                1999     1998
                                                               -------  -------
   Credit facility............................................ $ 4,996  $ 2,775
   Notes payable--Momentum....................................   2,250    2,250
   Term loans.................................................  20,242    9,500
   Capital leases.............................................     105       90
                                                               -------  -------
                                                                27,593   14,615
   Less current maturities....................................  (5,391) (13,074)
                                                               -------  -------
                                                               $22,202  $ 1,541
                                                               =======  =======
   Related party:
   Notes payable to a related party...........................   4,519   13,147
   Less current maturities....................................    (519)    (628)
                                                               -------  -------
                                                               $ 4,000  $12,519
                                                               =======  =======

  The Company has a credit facility with a commercial bank to provide for borrowings up to the lesser of $25,000 or the sum of 80% of eligible receivables and a $10,000 term loan. The receivables-based borrowings under this credit facility are due on demand. This credit facility bears interest at prime rate plus 2%, which was 10.5% at December 31, 1999, and has no financial covenant provisions. The balance was $4,996 and $2,775 at December 31, 1999 and 1998, respectively. The credit facility terminates on December 31, 2001 at which time the term loan is also due; however, it is automatically renewed for successive terms of one year each, unless terminated by either party. This credit facility is collateralized by the Company's accounts receivable, equipment and intangibles including intellectual property. The credit facility requires the Company to obtain approval from its lender prior to declaration or payment of any cash dividends on its common stock.

  On December 20, 1999, the Company entered into a term loan with a commercial bank for $10,000. The loan bears interest at LIBOR plus 1% (7.2% at December 31, 1999), which is payable quarterly. This term loan will be due May 31, 2001 and has no financial covenants. The proceeds from this loan were used to partially

                             LEVEL 8 SYSTEMS, INC.

fund the purchase of Template, see Note 2. This note is guaranteed by a related party. This guarantee was provided in exchange for 60,000 shares of the Company's common stock and a deferred loan origination costs of $1,208 were recorded as assets to reflect the fair market value of the stock issued.

  On December 1, 1998, in connection with the acquisition of Momentum Software Corporation as described in Note 2, the Company issued notes totaling $3,000 payable over three years and bearing an interest of 10% per annum. The remaining three installments total $2,250, plus interest. One installment was due on November 26, 1999 with the remaining two payments due on November 20, 2000, and November 15, 2001. There are no financial covenants in this note. Subsequent to December 31, 1999, the Company offered to exchange the notes held by former Momentum shareholders for shares of the Company's common stock at a per share price based on the average market price for a set period prior to the date the noteholder accepts the offer... The Company converted $1,904 of the Momentum notes to common stock in the first quarter of 2000 as a result of this exchange offer.

  The Company is obligated under various capital leases for certain computer and office equipment providing for aggregate payment, excluding interest, of $60 during 2000 and $45 during 2001.

  On December 31, 1998 in connection with the acquisition of Seer Technologies, Inc. as described in Note 2, the Company issued a note payable to Liraz, the Company's principal shareholder in the amount of $12,000. The note bears interest at 12% per year, payable at maturity, and is due on December 15, 2001. The Company used $8,000 of proceeds from the issuance of preferred stock and warrants in June 1999 to reduce the outstanding balance under this note to $4,000.

  On April 1, 1998 in connection with an amendment to a custom computer programming agreement, the Company issued a note payable to Liraz in the amount of $1,500. The note bears interest at 8% per year and is payable in three annual installments. The first two installments, including accrued interest, were paid during 1998 and 1999, respectively. The third installment of $450 plus interest is due on April 1, 2000.

  On September 1, 1995, the Company issued a note payable to Liraz in the amount of $628. The note bears interest at 4% per year and is payable in equal quarterly installments of $35, including interest. As of December 31, 1999, the principal amount outstanding on the note payable is $110.

  Principal amounts of notes payable and long-term debt and notes payable to Liraz maturing in each of the next five years ending December 31 are as follows:

                                                    Notes Payable  Notes Payable
                                                         And            to
                                                    Long-term Debt     Liraz
                                                    -------------- -------------
   2000............................................    $ 5,391        $  519
   2001............................................     22,202         4,000
                                                       -------        ------
     Total.........................................    $27,593        $4,519
                                                       =======        ======

                             LEVEL 8 SYSTEMS, INC.

NOTE 9. INCOME TAXES

  Income tax expense consists of the following as of December 31:

                                                                1999  1998  1997
                                                                ----- ----- ----
   Federal--current............................................ $ --  $ --  $239
   State and local--current....................................   --    --    42
                                                                ----- ----- ----
                                                                  --    --   281
   Foreign taxes and withholdings..............................   720   --   --
                                                                ----- ----- ----
   Current taxes...............................................   720   --   --
   Federal--deferred...........................................   --    344  231
   State and local--deferred...................................   --     61   41
                                                                ----- ----- ----
   Deferred taxes..............................................   --    405  272
   Total income tax expense.................................... $ 720 $ 405 $553
                                                                ===== ===== ====

  A reconciliation of expected income tax at the statutory Federal rate with the actual income tax expense (benefit) is as follows for the fiscal years ended December 31:

                                                        1999     1998    1997
                                                       -------  -------  -----
   Expected income tax benefit at statutory rate
    (34%)............................................  $(5,017) $(7,916) $ 540
   Loss on sale of discontinued operations...........      --      (331)   --
   Discontinued operations...........................      --       (77)    65
   State taxes, net of federal tax benefit...........     (335)  (1,082)    97
   Effect of foreign operations including withholding
    taxes............................................      503      --     --
   Effect of change in valuation allowance...........    4,497    6,246   (304)
   Amortization and write-off of non-deductible good-
    will.............................................      521    2,787    197
   In-process research and development--Momentum.....      --       408    --
   In-process research and development--Template.....      748      --     --
   Write-off of income tax receivable................      --       406    --
   Non-deductible expenses...........................       17       12     34
   Other.............................................     (214)     121     61
                                                       -------  -------  -----
       Total.........................................  $   720  $   574  $ 690
                                                       =======  =======  =====
   The total income tax expense is allocated as fol-
    lows:
       Continuing operations.........................      720      405    553
       Sale of discontinued operations...............      --       259    --
       Discontinued operations.......................      --       (90)   137

                             LEVEL 8 SYSTEMS, INC.

  Significant components of the net deferred tax asset (liability) are as follows:

                                                                1999     1998
                                                              --------  -------
   Current assets:
     Allowance for uncollectible accounts receivable......... $    720  $   240
     Accrued expenses non-tax deductible.....................      371      660
     Deferred revenue........................................    2,192    1,621
   Noncurrent assets:
     Loss carryforwards......................................   11,751    5,539
     Depreciation and amortization...........................      --       577
                                                              --------  -------
                                                                15,034    8,637
                                                              --------  -------
   Noncurrent liabilities:
     Depreciation and amortization...........................   (3,230)     --
                                                              --------  -------
                                                                (3,230)     --
                                                              --------  -------
   Valuation allowance.......................................  (11,804)  (8,637)
                                                              --------  -------
                                                              $    --   $   --
                                                              ========  =======

  At December 31, 1999, the Company has net operating loss carryforwards of approximately $29,300, which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2020. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured. Approximately $2,200 of the valuation allowance relates to deferred tax assets for which any subsequently recognized tax benefits will be allocated directly to reduce goodwill or other noncurrent intangible assets of Momentum. Additionally, Template's net operating loss carryforwards include tax deductions for the disqualifying dispositions of incentive stock options. When the Company utilizes the net operating loss related to these deductions, the tax benefit will be reflected in additional paid in capital and not as a reduction of tax expense. The total amount of these deductions included in the net operating loss carryforwards is $5,300.

  During 1999, the Company acquired the stock of Template Software. This acquisition was accounted for using the purchased method of accounting. The purchase price of the acquired company was in excess of the carryover tax basis of the assets acquired, resulting in the recognition of a deferred tax liability of $1,476. Since the acquired company and the Company may elect to file a consolidated return on an ongoing basis, the future taxable difference may be offset by the Company's future deductible differences, primarily its net operating loss carryforwards. Therefore, the Company's valuation allowance against its deferred tax asset and its investment in the acquired subsidiary was reduced by $1,476.

  The Company provided a full valuation allowance on the total amount of its deferred tax assets at December 31, 1999 since management does not believe that it is more likely than not that these assets will be realized.

NOTE 10. STOCKHOLDERS' EQUITY

Stock Options

  The Company has 1995 and 1997 Stock Incentive Plans, which permit the issuance of incentive and nonstatutory stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to

                             LEVEL 8 SYSTEMS, INC.

employees, officers, directors, consultants, and advisors. The Plans reserve a combined total of 4,000,000 shares of common stock for issuance upon the exercise of awards and provide that the term of each award be determined by the Board of Directors. The Company also has a stock incentive plan for outside directors and the Company has set aside 120,000 shares of common stock for issuance under this plan.

  Under the terms of the Plans, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award and the options are exercisable for a period not to exceed ten years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the Board of Directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the Board of Directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the Board are not satisfied prior to the end of the restriction period. The Board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale. Options granted vest at varying periods up to five years and expire in ten years.

  In December 1999, as part of its acquisition of Template Software, Inc. the Company has assumed the three Stock Option Plans of Template; the 1992 Incentive Stock Option Plan, the 1992 Non-Statutory Stock Option Plan and the 1996 Equity Incentive Plan. No further grants may be made under these plans. The options granted under these plans were converted to options for the Company's common stock upon the assumption of these plans by the Company at the acquisition date. There are 1,124,023 options outstanding under these plans.

  Activity for stock options issued under these plans for the fiscal years ending December 31, 1999, 1998 and 1997 is as follows:

                                                              Weighted Average
                         Plan Activity Option Price per Share  Exercise Price
                         ------------- ---------------------- ----------------
Balance at December 31,
 1996...................     783,155         0.69-11.00             7.31
 Granted................     444,500        10.69-16.62             8.14
 Exercised..............     (91,646)        0.69-16.62             7.01
 Forfeited..............     (45,705)        0.69-16.62            11.38
                           ---------                               -----
Balance at December 31,
 1997...................   1,090,304         0.69-16.62             7.51
 Granted................   1,293,000         7.25-12.75             8.14
 Exercised..............     (38,175)        0.69-11.76             9.13
 Forfeited..............    (433,035)        0.69-16.62            10.88
                           ---------                               -----
Balance at December 31,
 1998...................   1,912,094         0.69-16.62             8.85
 Granted................   1,797,210         8.38-30.25            14.15
 Assumed Template
  options...............   1,124,023         3.39-39.29            17.22
 Exercised..............    (386,440)        0.69-16.62             9.26
 Forfeited..............    (646,995)        7.88-11.76              9.0
                           ---------                               -----
Balance at December 31,
 1999...................   3,799,892         1.37-39.29            13.65
                           =========                               =====

  The weighted average grant date fair value of options issued during the years ended December 31, 1999, 1998, and 1997 was equal to $9.77, $4.37, and $9.35 aper share, respectively. The fair value of options granted during the fiscal years ended December 31, 1999, 1998 and 1997 was equal to $17,550, $5,652 and $4,156, respectively. There were no option grants issued below fair market value during 1999, 1998 or 1997.

                             LEVEL 8 SYSTEMS, INC.

  The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

                                                       1999     1998     1997
                                                      -------  -------  -------
   Expected life (in years).......................... 5 years  5 years  5 years
   Expected volatility...............................      82%      52%      77%
   Risk free interest rate...........................    5.44%    5.00%    6.05%
   Expected dividend yield...........................       0%       0%       0%

  For disclosure purposes, the adjusted estimated fair value of the Company's stock-based awards to employees is amortized over the vesting period. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss and loss per share for the fiscal years December 31, 1999, 1998, and 1997 would have been increased to the pro forma amounts indicated below. The Company's adjusted information follows (in thousands, except for per share information):

                                                   1999      1998      1997
                                                 --------  ---------  -------
   Net income (loss), as reported............... $(15,477) $ (25,056) $ 1,089
   Net income (loss), as adjusted...............  (22,538)   (27,697)    (821)
   Net income (loss) per share, as reported--
    basic.......................................    (1.80)     (3.32)    0.16
   Pro forma net income (loss) per share, as
    adjusted--basic.............................    (2.57)     (3.67)   (0.12)
   Net income (loss) per share, as reported--
    diluted.....................................    (1.80)     (3.32)    0.14
   Pro forma net income (loss) per share, as
    adjusted--diluted...........................    (2.57)     (3.67)   (0.11)

  At December 31, 1999, 1998 and 1997, options to purchase approximately 1,850,087, 908,638, and 539,980 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $1.37 to $39.29. The following table summarizes information about stock options outstanding at December 31, 1999:

                                           Remaining Contractual
                       Number                Life for Options                Number
Exercise Price       Outstanding                Outstanding                Exercisable
--------------       -----------           ---------------------           -----------
 1.37-- 2.00              5,134                     4.4                         5,134
 3.39-- 4.87            207,516                     4.4                       195,302
 5.00-- 7.25            480,782                     7.0                       377,657
 7.88--11.76          1,845,313                     8.5                       736,714
11.94--16.62            445,569                     8.1                       303,477
18.88--18.88            186,924                     8.2                        89,789
30.25--39.29            628,654                     9.0                       142,014
                      ---------                                             ---------
                      3,799,892                                             1,850,087
                      =========                                             =========

Preferred Stock

  On June 29, 1999, Level 8 Systems, Inc. completed its agreement to sell 21,000 shares of Series A 4% Convertible Redeemable Preferred Stock ("Series A Preferred Stock"), for $21,000, convertible into an aggregate of 2.1 million shares of common stock of Level 8. The proceeds, net of accrued issuance costs, of $19,150, will be used to pay down debt and for other general corporate purposes. The sale of the Series A Preferred Stock was made in a private transaction exempt from the registration requirements of the federal securities laws.

                             LEVEL 8 SYSTEMS, INC.

  Holders of the Series A Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series A Preferred Stock, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at the option of Level 8 at a redemption price equal to the original purchase price at any time after June 29, 2000 if the closing price of Level 8's common stock over 20 consecutive trading days is greater than $20 per share. The conversion price of the Series A Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $10 per share. In the event Level 8 breaches its obligations to pay dividends when due or issue common stock upon conversion, or Level 8's common stock is delisted, the dividend rate on the Series A Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of Level 8 during the first 60 days of such increased dividend rate). As part of the $21 million financing, Level 8 also issued the investors warrants to purchase 2.1 million shares of common stock at an exercise price of $10 per share. Level 8 has agreed to register the common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. Level 8 is required to make certain payments in the event it is unable to meet its obligations in connection with the Series A Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series A Preferred Stock, is limited to 19% of the liquidation value of the Series A Preferred Stock. One of the investors in the Series A Preferred Stock included Advanced Systems Europe B.V., which purchased $10 million of Series A Preferred Stock and warrants in the transaction, and is a subsidiary of Liraz, Level 8's principal stockholder.

  During 1999, 2,005 shares of preferred stock were converted into 200,500 shares of the Company's common stock. Subsequent to December 31, 1999, 7,000 shares of preferred stock were converted into 700,000 shares of the Company's common stock.

Stock Warrants

  In connection with the issuance of preferred stock in June 1999, the Company issued warrants to purchase 2,100,00 shares of the Company's common stock, including warrants to purchase 1,000,000 shares of common stock that were issued to a related party. The warrants have an exercise price of $10.00 per share and expire on June 29, 2004. The Company may cause the redemption of these warrants at any time after June 29, 2000 if the closing price of the Company's common stock over 20 consecutive trading days is greater than $20 per share.

  Warrants totaling 1,260,460 were exercised at an exercise price of $10.00 during the year ended December 31, 1999. A related party exercised warrants to purchase 1,000,000 shares of common stock.

  In connection with the acquisition of Momentum during 1998, the Company issued warrants to purchase 200,000 shares of the Company's common stock. The warrants have an exercise price of $13.108 per share and expire on March 26, 2003. The warrants were valued at $654 or $3.27 per share. See Note 2.

  In connection with the acquisition of Seer during 1998, the Company issued warrants to purchase 250,000 shares of the Company's common stock. The warrants have an exercise price of $12 per share and expire on December 31, 2002. The warrants were valued at $280 or $1.12 per share. See Note 2.

  In connection with the initial and secondary public offerings, the Company issued 140,000 and 110,000 warrants, respectively, to the underwriter. The warrants are exercisable for four years, commencing one year from the effective dates of the public offerings at exercise prices of $7.43 and $14.85 per share, respectively, and have grant date fair values of $3.82 and $6.85 per share, respectively. Warrants totaling 3,000, 1,200 and 18,168 were exercised at an exercise price of $7.43 during the years ended December 31, 1999, 1998 and 1997, respectively.

                             LEVEL 8 SYSTEMS, INC.

Reincorporation and Common Stock

  Effective June 23, 1999, the Company completed its re-incorporation under Delaware law. As a result of the re-incorporation of the Company under Delaware law, the rights of stockholders of the Company are now governed by the Certificate of Incorporation and Bylaws of Level 8 Systems, Inc., a Delaware corporation, and the General Corporation Law of the State of Delaware. In conjunction with the re-incorporation, the Company changed the par value of its common stock from $.01 to $.001.

NOTE 11. EMPLOYEE BENEFIT PLANS

  As of January 1, 1999 the Company had separate 401(k) plans for employees of Momentum, Seer, and Level 8. Effective January 27, 1999, the Company merged the Momentum 401(k) Plan and the Level 8 401(k) Plan into the Seer 401(k) Plan and changed the name of the Seer 401(k) Plan to the Level 8 Systems 401(k) and Profit Sharing Plan (the "Plan"). Participants in the former Momentum 401(k) Plan and the Level 8 401(k) Plan are allowed to roll over the balance of their accounts into the Plan, with recognition of certain protected benefits. Also effective January 27, 1999, the Company amended the Plan to provide a 50% matching contribution for an employee's contribution, up to 2% of an employee's salary, and a discretionary match of up to $0.50 on the dollar up to 2% of the employees salary based on the Company's performance and board of directors discretion. Participants must be eligible Plan participants and employed at December 31 of each calendar year to be eligible for employer matching contributions. Matching contributions made by the Company totaled $156 were accrued during 1999 and were paid out in January of 2000.

  The Company also has employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. For fiscal year ended December 31, 1999 there was $408 in expense recognized under this plan. There was no expense recognized under these plans for the years ended December 31, 1998, and 1997 as these subsidiaries were acquired with the acquisition of Seer.

  Effective January 27, 1999, the Company adopted an Employee Stock Purchase Plan (U.S.) for its U.S. employees and the International Stock Purchase Plan, currently available to its UK employees, (collectively, the "Stock Purchase Plans"). The Stock Purchase Plans allow employees to purchase shares of the Company's common stock for 85% of fair market value. The Stock Purchase Plans are authorized to grant rights to purchase an aggregate maximum of 250,000 shares of common stock. The Company is responsible for the administrative costs of the plans.

NOTE 12. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

  No customers accounted for more than 10% of operating revenue in fiscal year 1999. For the fiscal years ended December 31, 1998 and 1997, one customer accounted for more than 10% of operating revenue.

  As a result of its acquisition of Seer, the Company has entered into several marketing and distribution agreements with IBM, primarily in the European market. The percentage of outstanding receivables from IBM and its subsidiaries, transactions as of December 31, 1999 and 1998, is approximately 23% and 25%, respectively.

  As of December 31, 1999, the Company had significant balances outstanding from individual customers due to the nature of its operations. It is the policy of the Company to closely monitor all accounts receivable and to record a provision for uncollectible accounts as they become estimable. Generally, no collateral is required.

                             LEVEL 8 SYSTEMS, INC.

NOTE 13. FOREIGN CURRENCIES AND FORWARD EXCHANGE CONTRACTS

  At December 31, 1999, the Company had approximately $526 and $8,190 U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies. As of December 31, 1998, the amount of US dollar equivalent cash and trade receivable balances were $219 and $8,527, respectively.

  The more significant trade accounts receivable denominated in foreign currencies as a percentage of total trade accounts receivable were as follows:

                                                                     1999  1998
                                                                     ----- -----
   Pound Sterling................................................... 8.68% 8.53%
   Deutsche Mark.................................................... 5.62% 2.43%
   Italian Lira..................................................... 5.33% 8.33%
   Danish Krona..................................................... 4.64% 8.73%

  In 1999, the Company began entering into forward exchange contracts to hedge the exposures that arise from foreign exchange movements between dates that foreign currency denominated receivables are recorded and the dates they are paid. The Company does not engage in foreign currency speculation. The forward contracts are generally 90 to 120 day forward window contracts having maturities of less than one year and relate to specific transactions or balances. The table below summarizes, by currency, the contractual amounts of the Company's forward contracts for the year ended December 31, 1999.

                                                       As of December 31, 1999
                                                     ---------------------------
                                 Original  Contract  Contract  Fair  Unrealized
Currency                         Contracts Drawdowns Balance  Value  Gain/(Loss)
--------                         --------- --------- -------- ------ -----------
Pound Sterling..................    1,556    (1,181)     375     379      (4)
Danish Krona....................    2,704    (1,730)     974     969       5
Euro............................    5,043    (3,173)   1,870   1,827      43
Norwegian Krone.................    1,053      (791)     262     265      (3)
Swedish Krone...................      461      (328)     133     135      (2)
                                  -------   -------   ------  ------     ---
  Total.........................  $10,817   $(7,203)  $3,614  $3,575     $39
                                  =======   =======   ======  ======     ===

  Unrealized gains and losses on forward contracts reflect changes in exchange rates and are recorded directly in income, as they offset corresponding unrealized gains and losses on the foreign currency denominated assets being hedged (see Note 1). Forward contract liabilities related to unrealized losses are recorded as other accrued expenses in the Consolidated Balance Sheet.

  The Company is exposed to exchange related losses on forward contracts should a transaction with a related forward exchange contract not be consummated by the forward contract expiration date. In such instances, the Company extends or repurchases the contact at the then prevailing market rates. Net realized losses on the extension or repurchase of contracts totaled $3 for the fiscal year ended December 31, 1999.

NOTE 14. SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

  Management of the Company makes operating decisions and assesses performance of its operations based on the following reportable segments: (1) Software,
(2) Maintenance, (3) Services, and (4) Research and Development.

  Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest, taxes, restructuring and amortization of goodwill (EBITA).

                             LEVEL 8 SYSTEMS, INC.

  Comparative information is not available for the same period of 1998 and 1997 because the Company previously reviewed its operations as one reportable segment and did not have international operations.

  The table below presents information about reported segments for the fiscal year ending December 31, 1999:

                                                               Research
                                                                  And
                              Software  Maintenance Services  Development  Total
                              --------  ----------- --------  ----------- -------
Total Revenue................ $16,030     $14,981   $21,909     $   --    $52,920
Total EBITA.................. $(2,549)    $ 8,819   $  (116)    $(7,767)  $(1,613)

  A reconciliation of total segment EBITA to loss before provision for income taxes for the fiscal year ended December 31, 1999 is as follows:

   EBITA............................................................. $ (1,613)
   Amortization of goodwill..........................................   (6,959)
   In-process research and development...............................   (2,944)
   Restructuring.....................................................     (383)
   Other income/(expense), net.......................................   (2,858)
                                                                      --------
   Loss before provision for income taxes............................ $(14,757)
                                                                      ========

  The following table presents a summary of revenue by geographic region for the fiscal year ended December 31, 1999:

                                                                  Year ended
                                                               December 31, 1999
                                                               -----------------
   Australia..................................................      $ 2,429
   Denmark....................................................        4,861
   Germany....................................................        3,553
   Italy......................................................        3,370
   Norway.....................................................        2,128
   Switzerland................................................        2,782
   United Kingdom.............................................        5,055
   USA........................................................       18,134
   Other......................................................       10,608
                                                                    -------
     Total revenue............................................      $52,920
                                                                    =======

  Presentation of revenue by region is based on the country in which the customer is domiciled. Only countries with greater than 4% of total revenue are disclosed individually.

  The following table represents a summary of long-lived assets by geographic region as of December 31:

                                                           1999    1998    1997
                                                          ------- ------- ------
   United States......................................... $93,946 $41,136 $4,935
   United Kingdom........................................   2,168     416    --
   France................................................     119     --     --
   Other.................................................      48     100    --
                                                          ------- ------- ------
     Total assets........................................ $96,281 $41,652 $4,935
                                                          ======= ======= ======

                             LEVEL 8 SYSTEMS, INC.

  The Company's foreign operations are reimbursed by the Company for their costs plus an appropriate mark-up for profit. Intercompany profits and losses are eliminated in consolidation.

NOTE 15. RELATED PARTY INFORMATION

  During 1995, the Company and Liraz entered into a custom computer programming agreement for the joint development of certain software. Liraz and the Company were each to pay 50% of the total project development costs. In exchange for providing 50% of the project development costs, Liraz was to receive royalties of 30% of the first $2,000 in contract revenue from the sale of products developed under this agreement, 20% of the next $1,000, and 8% thereafter.

  Due to a change in the Company's development plans for this product, during the first quarter of 1998, the Company and Liraz entered into an amendment to the original custom computer programming agreement, whereby the original royalty payment provisions were repealed. Under the new agreement, the Company agreed to reimburse Liraz's costs of development of $1,500 and to pay Liraz royalties of 3% of program revenues, as defined in the agreement, generated from January 1, 1998 until December 31, 2000. The Company issued a note to Liraz for $1,500 for cost reimbursement pursuant to this agreement and is amortizing the cost of reimbursement over the term of the agreement. See Note
8. The amortization of the cost reimbursement is included as a component of cost of software in the Consolidated Statement of Operations. Total royalties paid to Liraz were $15 and $130 for the years ended December 31, 1999 and 1998, respectively.

  In addition, the Company and Liraz were awarded an Israel--U.S. Binational Industrial Research and Development Foundation ("BIRD") grant totaling $432. The BIRD grant provided for reimbursement of up to 50% of the development costs of the above project. At the point at which the products developed under this grant are available for sale, BIRD will be paid a royalty of 2.5% of related sales in the first year and 5% in subsequent years until BIRD recovers 110% to 150% (depending on the elapsed time) of its reimbursement of development costs. The Company capitalized the software development costs associated with Level 8's project development costs and reduced the capitalized costs by any grant funds received from BIRD. At December 31, 1999, the Company had capitalized approximately $1,249, after reimbursement of BIRD funds totaling approximately $400. This product was completed during fiscal year 1998.

  The Company sold software licenses to Liraz for $15 and $160 in 1998 and 1997, respectively, for resale to unrelated third parties.

  Liraz also pays the salaries and expenses of certain company employees and is reimbursed by the Company. Salaries and expenses paid by Liraz amounted to $372, $568, and $14 during 1999, 1998, and 1997 respectively.

  At December 31, 1999 and 1998, the Company had accounts receivable of $- and $271 and accounts payable of $41 and $82 from and to Liraz, respectively.

  In June 1999, a subsidiary of Liraz purchased convertible preferred stock and warrants from the Company for $10,000 on the same terms as the other investors in the $21,000 offering. In December, 1999, Liraz exercised its warrants for one million shares of common stock for an aggregate exercise price of $10,000.

  The Company issued Liraz 60,000 shares of common stock in exchange for Liraz's guaranty of a $10,000 term loan to the Company used to finance the Template acquisition.

  See Note 8 regarding notes payable to Liraz.

                             LEVEL 8 SYSTEMS, INC.

NOTE 16. RESTRUCTURING CHARGES

  During the fourth quarter of 1999, the Company reorganized its existing operations due to its acquisition of Template. The Company's restructuring included a management change in its development and operations areas, the abandonment of certain leased facilities, and the closure of its French subsidiary. The Company recorded a restructuring charge of $545, which consisted of approximately $275 in costs associated with subleasing excess space, approximately $235 in personnel-related charges, and approximately $35 in professional fees to close its French subsidiary. Through December 31, 1999, the Company had not paid any cash related to these restructuring charges.

  During the fourth quarter of 1998, the Company reorganized its existing operations due to its acquisition of Seer. The restructuring included a staff reduction in its development and administrative areas of 20% (15 employees), the abandonment of certain leased facilities, and the write-down to fair value of certain capitalized software costs for product lines which were being discontinued. The Company recorded a restructuring charge of approximately $1,540, which consisted of approximately $706 in personnel-related charges, approximately $292 in costs associated with carrying vacated space until the lease expiration date, approximately $188 of property and equipment related charges, approximately $241 in write-down of capitalized software costs, approximately $100 in professional fees related to the restructuring, and approximately $13 for other charges. Through December 31, 1999, the Company has paid approximately $864 in cash related to the restructuring.

  At December 31, 1999 the Company revised its estimate of the 1998 restructuring charge by reducing it by $162 based on a review of the costs paid through December 31, 1999 and the remaining estimated costs. The change in estimate is reflected in the 1999 Consolidated Statement of Operations as a reduction of the restructuring charge for 1999.

  The Company believes the accrued restructuring cost of $630 at December 31, 1999 represents its remaining cash obligations for the restructuring charges included above.

NOTE 17. LEASE COMMITMENTS

  The Company leases certain facilities and equipment under various operating leases. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1999 are as follows:

     2000............................................................... $ 3,816
     2001...............................................................   3,400
     2002...............................................................   2,964
     2003...............................................................   2,574
     2004...............................................................   1,671
     Thereafter.........................................................   4,040
                                                                         -------
                                                                         $18,465
                                                                         =======

  Rent expense for the fiscal years ended December 31, 1999, 1998 and 1997 was $2,940, $790, and $378, respectively.

NOTE 18. CONTINGENCIES

  Litigation. Various lawsuits and claims have been brought against the Company in the normal course of business. Management is of the opinion that the liability, if any, resulting from these claims would not have a material effect on the financial position or results of operations of the Company.

                             LEVEL 8 SYSTEMS, INC.

  In December 1997, Seer Technologies, Inc. ("Seer"), a wholly-owned subsidiary of the Company, instituted litigation in London, England against Saadi Abbas ("Abbas") and Cambridge Business Solutions (UK) Ltd. ("CBS") concerning a dispute over a license agreement between Seer, CBS and Abbas. These entities counterclaimed against Seer. The case has proceeded through discovery and various other procedural events and all that remains of the litigation at this point in time are various claims against Seer by Abbas and CBS. In July, most of those claims were struck out by the court in London as unarguable or otherwise time barred. The Company intends to continue to vigorously defend against the few remaining claims. The Company has made provision for its estimated costs to resolve this matter. Management does not believe at this point in the litigation that any additional amounts required to ultimately resolve this matter will have a material effect on the financial position, cash flows, or results of operations of the Company.

  On April 6, 1998, the Company sold substantially all assets and operations of its wholly owned subsidiary ProfitKey International, Inc. ("ProfitKey"). According to the terms of the ProfitKey sale agreement, the purchase price is subject to adjustment to reflect any variance in working capital from a specified amount. The purchaser has notified the Company that it believes there are substantial adjustments which would require a reduction in the purchase price. The Company and the purchaser pursuant to the terms of the settlement agreement, entered arbitration proceedings to resolve this matter and a discussion from the arbitrator is expected soon. The Company has made a provision for its estimate of the purchase price adjustment and the costs to resolve this matter. Management believes at this time that any additional provision required to ultimately resolve this matter will not have a material effect on the financial position, cash flows, or results of operations of the Company.

  On June 30, 1999, Template Software, Inc., filed a claim with the National Association of Securities Dealers for arbitration against Merrill Lynch Pierce Fenner & Smith ("Merrill Lynch") seeking compensatory damages of $950,000 plus attorney's fees and lost income resulting from advice rendered by Merrill Lynch to purchase, and the failure of Merrill Lynch to divest at Template's instruction, a portfolio of zero coupon long-term bonds held by Template. On December 27, 1999, Template Software, Inc. was merged into TSAC, Inc., a wholly owned subsidiary of the Company. Discovery has commenced in the arbitration. The Company expects that the arbitration will be completed by the end of summer 2000. The Company cannot at this time predict the outcome of these proceedings. Management does not believe that the results of this arbitration will have a material effect on the financial position, cash flows, or results of operations of the Company.

  On July 15, 1999, Template filed an action against Manugistics, Inc. ("Manugistics") in the United States District Court for the Eastern District of Virginia, seeking compensatory damages of approximately $1.25 million resulting from breach of certain representations contained in a license agreement for Manugistics-developed software. Manugistics filed a counterclaim against the Company, asserting breach of contract, breach of alleged settlement, and wrongful hiring. On October 19, 1999, the Company filed an amended complaint to include two additional claims, fraud in the inducement and constructive fraud, seeking additional damages of $2 million. Subsequent to December 31, 1999, the Company settled this litigation matter at no loss to the Company. The terms of this settlement are confidential.

                             LEVEL 8 SYSTEMS, INC.

NOTE 19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                     First     Second      Third      Fourth
                                    Quarter    Quarter    Quarter    Quarter
                                   ---------  ---------  ---------  ----------
                                    (In thousands, except per share data)
1999:
  Net revenues.................... $  13,205  $  13,007  $  12,803  $   13,905
  Gross profit....................     4,749      5,398      6,178       7,689
  Net loss........................    (3,828)    (4,224)    (2,544)     (4,881)
  Net loss per share -- basic and
   diluted........................    ($0.44)    ($0.49)    ($0.31)     ($0.54)
1998:
  Net revenues.................... $   3,093  $   3,155  $   2,349  $    2,088
  Gross profit....................       901      1,308        358        (199)
  Net loss........................    (2,484)    (2,026)    (2,918)    (17,628)
  Net loss per share -- basic and
   diluted........................    ($0.35)    ($0.26)    ($0.38)     ($2.29)

  During the fourth quarter of 1999, the Company recorded significant nonrecurring adjustments totaling $2,583. The fourth quarter adjustments related primarily to the acquisition of Template and restructuring charges. See Notes 2 and 16.

  During the fourth quarter of 1998, the Company recorded significant nonrecurring adjustments totaling $14,025. These adjustments related primarily to the acquisition of Seer, the impairment of the note receivable from the sale of a subsidiary, the impairment of goodwill recorded in connection with the acquisition of Momentum, and the restructuring charges. See Notes 2, 3, 7, and 16.